SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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VILLAGE SUPER MARKET, INC.

733 Mountain Avenue

Springfield, New Jersey 07081

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

December 14, 2012

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on December 14, 2012

The Proxy Statement and 2012 Annual Report are available at

http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=12706

The Annual Meeting of the shareholders of Village Super Market, Inc. will be held at the offices of the Company, 733 Mountain Avenue, Springfield, New Jersey 07081 on Friday, December 14, 2012 at 10:00 A.M. for the following purposes:

(1)	To elect eleven directors for the ensuing year;

(2)	To ratify the appointment of KPMG LLP as our independent registered public accounting firm (“independent auditors”) for the 2013 fiscal year;

To transact any other business which may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on October 12, 2012 as the record date for the determination of the shareholders entitled to notice of and to vote at the meeting and any adjournment thereof.

By order of the Board of Directors,

                                     NICHOLAS SUMAS,

Secretary

October 29, 2012

VILLAGE SUPER MARKET, INC.

733 Mountain Avenue

Springfield, New Jersey 07081

PROXY STATEMENT

December 14, 2012

Annual Meeting of Shareholders

This Proxy Statement and the accompanying form of proxy are being furnished to shareholders of Village Super Market, Inc. (the “Company”) in connection with the solicitation by and on behalf of the Board of Directors of the Company (the “Board”) of proxies to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the offices of the Company, 733 Mountain Avenue, Springfield, New Jersey on December 14, 2012 at 10:00 a.m. and at all postponements or adjournments thereof. You may obtain directions to the Company’s corporate headquarters by contacting investor relations by telephone at (973) 467-2200 extension 220 or by e-mail at kevin.begley@wakefern.com. This Proxy Statement was mailed and/or made available to shareholders on or about October 29, 2012.

At the close of business on October 12, 2012, the Company had outstanding and entitled to vote 8,621,909 shares of Class A common stock, no par value (“Class A Stock”), and 5,135,446 shares of Class B common stock, no par value (“Class B Stock”). The holders of the outstanding shares of Class A Stock are entitled to one vote per share and the holders of Class B Stock are entitled to ten votes per share. Shareholders of record at the close of business on October 12, 2012 are entitled to vote at this meeting.

All shares of Common Stock represented by properly executed proxies will be voted at the Annual Meeting, unless such proxies previously have been revoked. Unless the proxies indicate otherwise, the shares of Common Stock represented by such proxies will be voted for the election of the Board of Directors’ nominees for directors and to ratify the selection of KPMG LLP as independent auditors. Management does not know of any other matter to be brought before the Annual Meeting.

Directors are elected by a plurality of the number of votes cast. With respect to each other matter to be voted upon, a vote of a majority of the number of votes cast is required for approval. Abstentions and proxies submitted by brokers with a “not voted” direction will not be counted as votes cast with respect to each matter.

Any shareholder who executes and delivers a proxy may revoke it at any time prior to its use by: (a) delivering written notice of such revocation to the Secretary of the Company at its office; (b) delivering to the Secretary of the Company a duly executed proxy bearing a later date; or (c) appearing at the Meeting and requesting the return of his or her proxy.

You may own common shares in one or both of the following ways — either directly in your name as the shareholder of record, or indirectly through a broker, bank or other holder of record in “street name.” If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your proxy directly to us. If you hold your shares in street name, your broker, bank or other holder of record is sending these proxy materials to you. As a holder in street name, you have the right to direct your broker, bank or other holder of record how to vote by completing the voting instruction form that accompanies your proxy materials. Regardless of how you hold your shares, we invite you to attend the Meeting.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of the Company’s capital stock by: (i) persons known by the Company to own beneficially more than 5% of its Class A Stock or Class B Stock; (ii) each director of the Company; (iii) the named executive officers; and (iv) all directors and executive officers of the Company as a group:

Name	Class A Stock(1)			Class B Stock(1)
	Shares Owned		Percentage of Class(3)	Shares Owned		Percentage of Class(4)
James Sumas(2)	84,249	(5)(6)(14)	1.0	1,109,320	(8)(11)(22)	21.6
Robert Sumas(2)	93,184	(5)(6)(12)	1.1	908,484	(9)(12)(21)	17.7
William Sumas(2)	179,998	(5)(10)	2.1	576,952	(18)	11.2
John P. Sumas(2)	217,351	(10)	2.5	526,136	(18)	10.2
Kevin Begley	51,106		.6	—		—
Nicholas Sumas	143,167	(12)	1.7	761,382	(12)(23)	14.8
John J. Sumas	106,230		1.2	151,045		2.9
Peter R. Lavoy	21,428		.2	—		—
Stephen F. Rooney	12,824		.1	—		—
Steven Crystal	943,266	(7)(17)(19)	10.9	440,320	(7)(19)	8.6
David C. Judge	12,000		.1	—		—
All directors and executive officers as a group (12 persons)	1,652,229	(13)	19.2	3,909,667		76.1
Estate of Perry Sumas(2)(20)	1,205,352		14.0	695,364		13.5
Sumas Family Group(2)	1,607,222		18.6	3,760,600		73.2
River Road Asset Management	979,519	(15)	11.4	—		—
Royce & Associates	914,750	(16)	10.6	—		—
Crystal Family Foundation	800,000	(19)	9.3	216,940	(19)	4.2

(1)	Except as noted, each person has sole investment power and sole voting power with respect to the shares beneficially owned.
(2)	These five persons comprise the Sumas Family Group. The Sumas Family Group beneficially owns 1,607,222 shares of Class A Stock and 3,760,600 shares of Class B Stock, or 65.4% of the combined voting power. By virtue of the existence of this “group”, the Company is a controlled company under the corporate governance rules of NASDAQ. The address of each of these five persons is in care of the Company, 733 Mountain Avenue, Springfield, New Jersey 07081.
(3)	Based upon 8,621,909 shares of Class A Stock outstanding.
(4)	Based upon 5,135,446 shares of Class B Stock outstanding.
(5)	Includes 22,704 shares held by the Company’s pension trust of which William Sumas, James Sumas and Robert Sumas are trustees.
(6)	Includes 3,976 shares held by a charitable trust of which James Sumas and Robert Sumas are trustees.
(7)	Includes 111,266 Class A and 223,380 Class B shares held by a decedent trust and a GRAT, of which Mr. Crystal is the trustee.
(8)	Includes 11,760 shares owned jointly by Mr. and Mrs. James Sumas; 39,820 shares owned by Mrs. James Sumas; and 13,120 shares held by Mr. and Mrs. James Sumas as custodians for their children.
(9)	Includes 108,572 shares owned by Mrs. Robert Sumas.
(10)	Includes 123,528 shares held in the name of William Sumas and John Sumas as Co-Trustees of a Trust for the benefit of the grandchildren of Perry Sumas.
(11)	Includes 240,966 shares held by various James Sumas GRATs, of which James Sumas is the trustee.

(12)	Includes 40,504 Class A and 508,236 Class B shares held by a family LLC, of which Robert Sumas and Nicholas Sumas are managers. Robert Sumas and his wife own 4.5% of the LLC. Nicholas Sumas, his wife and trusts for their minor children own 53.1% of the LLC.
(13)	Includes 20,000 shares represented by options exercisable by all officers and directors under the Company’s Stock Option Plan.
(14)	Includes 8,888 shares owned by Mrs. James Sumas.
(15)

As reported in a Schedule 13G dated February 6, 2012, River Road Asset Management, LLC may be deemed to be the beneficial owner of 979,519 shares of the Company. River Road’s address is 462 S. 4th St., Suite 1600, Louisville, KY 40202.

(16)	As reported in a Schedule 13G dated January 24, 2012, Royce and Associates, LLC may be deemed to be the beneficial owner of 914,750 shares of the Company. Royce’s address is 745 Fifth Avenue, New York, New York 10151.
(17)	Includes 20,000 shares represented by options exercisable by him under the Company’s Stock Option Plan.
(18)	Includes 55,656 shares held in the name of William Sumas and John Sumas as Co-Trustees of a Trust for the benefit of the grandchildren of Perry Sumas.
(19)	Steven Crystal’s shares include 800,000 Class A and 216,940 Class B shares owned by the Crystal Family Foundation. Mr. Crystal is the sole trustee of the foundation.
(20)	Linda Blatt and Patty Anagnostis, daughters of Perry Sumas, are the Executrixes of the estate of Perry Sumas.
(21)	Includes 200,000 shares held by the Nicholas Sumas Grandchildren Trust for the benefit of Robert Sumas children, of which Robert Sumas is the Trustee.
(22)	Includes 200,000 shares held by the Nicholas Sumas Grandchildren Trust for the benefit of James Sumas children, of which James Sumas is the Trustee.
(23)	Includes 133,120 shares held by two Trusts for the benefit of the grandchildren of Robert Sumas, of which Nicholas Sumas is a co-trustee.

ELECTION OF DIRECTORS

The following eleven persons will be nominated by the Board of Directors of the Company for election as directors at the Annual Meeting. If elected, they will serve until their successors are duly elected and qualified. Directors shall be elected by a plurality of the votes cast. All of the nominees are now directors of the Company.

Certain information is given below with respect to each nominee for election as a director. The table below and the following paragraphs list their respective ages, positions and offices held with the Company, the period served as a director and business experience during the past 5 years. James Sumas and Robert Sumas are brothers. William Sumas and John P. Sumas are brothers. James Sumas is the father of John J. Sumas. Robert Sumas is the father of Nicholas Sumas. The other nominees are not related.

NOMINEES

The following table sets forth information concerning the nominees for director:

Name	Age	Position with the Company
James Sumas	79	Chief Executive Officer and Chairman of the Board of Directors
Robert Sumas	71	President, Chief Operating Officer and Director
William Sumas	65	Executive Vice President and Vice Chairman of the Board of Directors
John P. Sumas	63	Executive Vice President and Director
Kevin Begley	54	Chief Financial Officer, Treasurer and Director
Nicholas Sumas	43	Vice President, Secretary and Director
John J. Sumas	42	Vice President — General Counsel and Director
Steven Crystal	56	Director
David C. Judge	51	Director
Peter R. Lavoy	71	Director
Stephen F. Rooney	50	Director

James Sumas was elected Chairman of the Board in 1989. He was named Chief Executive Officer in 2002. He has served variously as Vice President, Treasurer and a Director of the Company since its incorporation in 1955. James Sumas is Vice Chairman of Wakefern Food Corporation and is a member of its Board of Directors. Mr. Sumas also is the Chairman of Wakefern’s Grocery Committee and its Advertising Committee. In addition, he is Vice Chairman of Wakefern’s Sales and Merchandising Committee and of ShopRite Supermarkets, Inc., Wakefern’s supermarket operating subsidiary. Mr. Sumas also is a member of Wakefern’s Finance, Trade Name and Trademark, Strategic Planning and Customer Satisfaction Committees. The Board concluded that James Sumas should continue to serve as a Director in part due to his in-depth knowledge of all aspects of the Company and Wakefern, and his leadership and operational experience obtained over his 57 years serving the Company.

Robert Sumas has served as President and Chief Operating Officer since 2009. He has served variously as Executive Vice President, Secretary and a Director of the Company since 1969. Robert Sumas is Chairman of Wakefern’s Health and Beauty Aids Committee and is a member of Wakefern’s Communications, Sales and Merchandising, Property Management and Nonfoods Committees. The Board concluded that Robert Sumas should continue to serve as a Director of the Company in part due to his extensive knowledge of the Company and Wakefern obtained over his 49 year career with the Company.

William Sumas has served as Vice Chairman of the Board since 2009. He has served as Vice President and a Director of the Company since 1980. Since 1989, he has served as an Executive Vice President. He has responsibility for real estate development. William Sumas is a member of Wakefern’s Loss Prevention Policy, Environmental, Government Relations, and Sanitation, Safety and Appearance Committees. He recently served as Chairman of the New Jersey Food Council. The Board concluded that William Sumas should continue to serve as a Director of the Company in part due to his extensive knowledge of Wakefern, the Company, the local real estate environment and governmental matters obtained over his 43 year career with the Company.

John P. Sumas has served as Vice President and a Director of the Company since 1982. Since 1989, he has served as an Executive Vice President. He has responsibility for the Company’s frozen food and dairy operations. John P. Sumas is a member of Wakefern’s Frozen Food and Dairy Committees. The Board concluded that John P. Sumas should continue to serve as a Director of the Company in part due to his extensive knowledge of Wakefern and the Company obtained over his 39 year career with the Company.

Kevin Begley has served as a Director since June 2009 and as Chief Financial Officer since 1987. In addition, he has served as Treasurer since 2002. Mr. Begley is a Certified Public Accountant. The Board concluded that Kevin Begley should continue to serve as a Director of the Company in part due to his extensive knowledge of the Company, and his finance and accounting knowledge obtained over his 32 year career.

Nicholas Sumas has served as a Director since June 2009, as Secretary since 2009, and as Vice President since 2007. Mr. Sumas has held a diversity of supervisory positions since his employment in 1994. He is currently responsible for store operations and perishables. Nicholas Sumas is Vice Chairman of Wakefern’s Marketing, Floral and Meat Committees, and is a member of Wakefern’s Produce, CGO, Seafood and Operations Excellence Committees. The Board concluded that Nicholas Sumas should continue to serve as a Director of the Company in part due to his in-depth knowledge of Wakefern and the Company.

John J. Sumas has served as a Director since June 2009 and as head of Village’s Legal Department since 2002, and was appointed Vice President — General Counsel in 2007. In addition, he has served as Director of Human Resources since 2000. He is Chairman of Wakefern’s Food Service Committee, Vice-Chairman of Wakefern’s Retail Employee Relations Committee, and a member of Wakefern’s Insurance and Shop-Rite Retail Services Committees. He also sits on Wakefern’s Strategic Planning — Capital Structure Group. The Board concluded that John J. Sumas should continue to serve as a Director of the Company in part due to his knowledge of Wakefern and the Company, as well as his legal experience.

Steven Crystal has served as a Director since 2001. Mr. Crystal owns and manages five auto parts stores in California and northern Nevada and is the Regional Distributor for AC Delco. Mr. Crystal also owns multi-line motorcycle dealerships in Reno, NV and Salt Lake City, UT. In addition, Mr. Crystal also owns a 65,000 sq. ft. Ace Hardware and Furniture store in northern Nevada. Since 1980, Mr. Crystal has been a member of The New York Commodity Exchange and The New York Mercantile Exchange and actively trades commodities off the floor. Between 2005 and 2008, Mr. Crystal, as commodity trading advisor and a commodity pool operator, managed a hedge fund — Crystal Investment Partners, L.P. — registered with the National Futures Association. In addition, Mr. Crystal owns and manages multiple commercial real estate properties. The Board concluded that Steven Crystal should continue to serve as a Director of the Company in part due to his knowledge of the Company obtained from serving as a director for 11 years, and for his broad experience in owning and managing various retail, real estate and investment entities.

David C. Judge has served as a Director of the Company since June 2003. Mr. Judge is an Executive Vice President for The Bank of New York Mellon (“BNYM”). He is Head of Securities Industry Banking, with responsibility for all investment bank, commercial bank and broker/dealer client relationships. Mr. Judge has previously held a diversity of assignments in corporate banking during his 26-year career at BNYM, including managing the Retailing Industry Division and the Corporate Credit Analysis & Monitoring Group. He is a member of BNYM’s Operating Committee, which is responsible for executing the strategy and policies of the firm on a global basis. He also serves as a Director for Contemporary Guidance Services, where he is Chairman of the Audit Committee. The Board concluded that David C. Judge should continue to serve as a Director of the Company in part due to his strong financial background and his experience serving on other Boards.

Peter R. Lavoy has served as a Director since June 2009. Mr. Lavoy has 40 years of executive experience in the New Jersey retail grocery industry. Mr. Lavoy retired from Foodtown, Inc., a cooperative grocery chain, as President and Chief Operating Officer in December 2006. Since 2004 he has served on the Board of Trustees of the Food Institute, a trade association providing information and services to the food industry. Mr. Lavoy also serves as a member of the Board of ICS Instant Combo Savings. ICS partners private label brands with non-competing, complimentary national brands. The Board concluded that Peter R. Lavoy should continue to serve as a Director of the Company in part due to his senior executive experience in, and extensive knowledge of, the retail food industry.

Stephen F. Rooney has served as a Director since June 2009. Mr. Rooney is a Senior Vice President/Senior Credit Officer within the commercial lending division of Sun National Bank. Previous to this, he was a financial analyst with Standard & Poor’s asset-backed securities group and a corporate lending officer with CoreStates Bank where he focused on the retail industry, with a specialty in supermarket lending. The board concluded that Steven F. Rooney should continue to serve as a Director of the Company due to his strong financial background and past lending experience with the retail industry.

The Board recommends that the shareholders vote FOR all the nominees named above for election to the Board.

The Certificate of Incorporation includes a provision that no director shall be personally liable for monetary damages to the Company or its shareholders for a breach of any fiduciary duty except for: (i) breach of a director’s duty of loyalty; (ii) acts and omissions not in good faith or which involve intentional misconduct or a knowing violation of law; and (iii) any transaction from which a director derived an improper personal benefit.

INFORMATION REGARDING THE BOARD AND ITS COMMITTEES

The Company is a “controlled company” under the corporate governance rules of NASDAQ. Therefore the Company is not required to and does not have (1) a majority of independent directors; (2) a nominating committee comprised solely of independent directors to identify and recommend nominees to the Board of Directors; or (3) a compensation committee comprised solely of independent directors. The Company qualifies as a controlled company due to the ownership by the Sumas Family Group of shares allowing it to cast more than 50% of the votes eligible to be cast for the election of directors. The Board of Directors has determined that each nonmanagement director is independent as defined by the Rules of the SEC and the listing standards of NASDAQ.

The Board held four meetings in fiscal 2012. All directors attended at least 75% of the meetings of the Board, and meetings of Board committees on which the director served, during the time such director served on the Board or committee.

The Executive Committee, which consists of James Sumas, Robert Sumas, William Sumas and John P. Sumas, meets on call and is authorized to act on all matters pertaining to corporate policies and overall Company performance.

Board Leadership Structure and Role in Risk Oversight

The Board believes that, at the present time, the interests of the Company and its shareholders are best served by having its Chief Executive Officer, James Sumas, also serve as Chairman of the Board. The CEO is the person most familiar with the Company’s business and industry, strategies and challenges. The Board believes that the combined role of Chairman and CEO promotes unified leadership and direction for the Company.

Management is responsible for the day to day management of the risks that the Company faces, while the Board as a whole and through its committees, has responsibility for the oversight of risk management. The Board and its committees receive periodic reports from financial, legal and other management members regarding the most significant risks facing the Company. In addition, the Audit Committee assists the Board in its oversight role by receiving periodic reports regarding the Company’s risk and control environment.

The Compensation Committee

The Compensation Committee, which consists of James Sumas, John P. Sumas, Robert Sumas, John J. Sumas, Steven Crystal, David C. Judge and Peter Lavoy, has the primary responsibility for establishing the compensation paid to executive officers of the Company. This includes base salary, bonus awards, employment agreements and supplemental retirement plans. The full Board of Directors reviews and approves restricted share awards and stock option grants. During fiscal 2012, the Compensation Committee met twice. The Compensation Committee does not utilize a charter.

The Audit Committee

The Audit Committee is comprised of four directors, Steven Crystal, Peter Lavoy, Stephen Rooney and David C. Judge, each of whom is independent as defined by the listing standards of NASDAQ. The Audit Committee: (1) monitors the integrity of the Company’s financial reporting process and systems of internal controls regarding financial, accounting, regulatory and legal compliance; (2) retains and monitors the independence and performance of the Company’s independent auditors; (3) provides an avenue of communication among the independent auditors, management and the Board of Directors; and (4) approves in advance the fees paid to the independent auditing firm for all services provided. The Audit Committee operates under a charter adopted by the Board of Directors, which is attached to the 2010 proxy statement as Appendix A. During fiscal 2012, the Audit Committee met nine times.

The Board of Directors has determined that David C. Judge is an “audit committee financial expert” as defined by applicable SEC regulations and that all members of the Audit Committee are able to read and understand financial statements as required by NASDAQ regulations.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised of four independent directors, as defined by the rules of the SEC and the listing standards of NASDAQ, and operates under a charter adopted by the Board of Directors. The members of the Committee are Steven Crystal (Chair), Peter Lavoy, Stephen Rooney and David C. Judge. The Committee appoints the Company’s independent auditors.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. In addition, the independent auditors are responsible for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements for the year ended July 28, 2012, management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of July 28, 2012, and the independent auditor’s evaluation of the effectiveness of the Company’s internal control over financial reporting as of that date. The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) as amended, and as adopted by the Public Company Accounting Oversight Board.

The Company’s independent auditors also provided to the Audit Committee the written disclosures required by Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence), and the Audit Committee discussed with the independent auditors that firm’s independence. On the basis of these items, the Audit Committee determined that KPMG is independent.

Based upon the Audit Committee’s discussions with management and the independent auditors and the Audit Committee’s review of the representations of management and the report of the independent auditors, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended July 28, 2012 filed with the Securities and Exchange Commission.

The following table presents fees for professional services rendered by KPMG LLP for the audit of the Company’s annual consolidated financial statements for fiscal 2012 and 2011, and fees billed for other services rendered by KPMG LLP:

	2012	2011
Audit fees(1)	$525,000	$521,000
Audit-related fees	—	—
Tax fees(2)	62,000	55,000
All other fees	—	—

Total fees	$587,000	$576,000

(1)	Audit fees consist of audits of the annual consolidated financial statements and the effectiveness of internal control over financial reporting, quarterly reviews and services provided in connection with statutory and regulatory filing engagements, including issuance of consents.

(2)	Tax fees consist of fees for tax compliance and consultation services.

The Audit Committee has considered whether the providing of non-audit services is compatible with maintaining the auditors’ independence. The Audit Committee pre-approves all services provided by the principal auditors.

Audit Committee

STEVEN CRYSTAL, CHAIRMAN

David C. Judge

Peter R. Lavoy

Stephen F. Rooney

NOMINATION OF CANDIDATES TO THE BOARD OF DIRECTORS

The full Board of Directors acts on all matters concerning the identification, evaluation and nomination of director candidates. The Board does not utilize a charter in performing this function. As a matter of policy, the Board will consider nominations of director candidates submitted by any shareholder upon the submission of the names and biographical data of the candidates (including any relationship to the proposing shareholder) in writing to the Board of Directors at 733 Mountain Avenue, Springfield, New Jersey, 07081. Information regarding director candidates for election to the Board in 2013 must be submitted by July 1, 2013.

The Board’s process for evaluating candidates recommended by any shareholder is the same as for candidates recommended by the Board, management or others. In searching for appropriate candidates, the Board adheres to criteria established for the consideration and selection of candidates. The Board views the candidate’s qualifications in light of the needs of the Board and the Company at that time given the then current mix of director attributes. Among other criteria, the Board may consider the following skills, attributes and competencies of a new member: (i) possessing the highest ethical standards and integrity; (ii) a willingness to act on and be accountable for Board decisions; (iii) an ability to provide prudent, informed and thoughtful counsel to top management on a broad range of issues; (iv) relevant industry or business knowledge; (v) senior management experience and demonstrated leadership; (vi) financial literacy; and (vii) individual backgrounds that provide a portfolio of experience and knowledge commensurate with the Company’s needs. Each director candidate will be considered without regard to gender, race, religion, national origin or sexual orientation.

COMMUNICATION WITH THE BOARD OF DIRECTORS

Shareholders and other interested parties may communicate with the Board of Directors by sending written communication to the directors c/o the Company’s Secretary, 733 Mountain Avenue, Springfield, New Jersey 07081. All such communications will be reviewed by the Secretary to determine which communications will be forwarded to the directors. All communications will be forwarded except those that are related to Company products, are solicitations, or otherwise relate to improper or irrelevant topics, as determined in the sole discretion of the Secretary. The Secretary shall report to the Board of Directors on the number and nature of communications that were determined not to be forwarded.

The Company has a policy of requiring all directors standing for election at the annual meeting of shareholders to attend such meeting, unless unforeseen circumstances arise. All eleven directors attended the 2011 annual meeting of shareholders held on December 16, 2011.

CODE OF ETHICS

The Company has a written Code of Ethics that applies to, among others, the Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer. During fiscal 2012, there were no changes to, or waivers of, the Code of Ethics. The Company will furnish a copy of the Code of Ethics, without charge, to each person who forwards a written request to the Company’s Secretary, Village Super Market, Inc., 733 Mountain Avenue, Springfield, New Jersey 07081. The Code of Ethics is also available at sec.gov as an Exhibit to the 2012 Form 10-K.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of the Board has the primary responsibility for establishing the compensation paid to the executive officers of the Company, including the named executive officers who are identified in the Summary Compensation Table below. This includes base salary, bonus awards, employment agreements and supplemental retirement plans. The full Board of Directors reviews and approves restricted share awards and stock option grants. The Compensation Committee consists of James Sumas, Chairman of the Board of Directors and Chief Executive Officer; John P. Sumas, Executive Vice President; Robert Sumas, President and Chief Operating Officer; John J. Sumas, Vice President — General Counsel; Steven Crystal, David C. Judge and Peter R. Lavoy, independent directors.

The primary objective of the Company’s executive compensation program is to attract, motivate and retain executive officers of outstanding ability and to align the interests of these executive officers with the interests of shareholders. Most of the named executive officers own a substantial amount of the Company’s common stock and thus have a direct and substantial interest in the long-term growth of shareholder’s wealth. In light of this ownership, there is less need to directly relate compensation for the named executive officers to long-term Company performance.

Neither management nor the Compensation Committee currently engages any consultant related to executive or director compensation matters. In setting compensation levels the Committee considers the overall level of responsibility and performance of the individual executive, compensation levels of executive officers obtained through commercially available survey data, compensation of executive officers obtained through reviews of annual proxy statements, compensation paid to corporate executives of Wakefern and other ShopRite members, the financial performance of the Company and other achievements during the most recently completed fiscal year, overall economic conditions, and competitive operating conditions. The Compensation Committee does not specifically benchmark to compensation data obtained, but rather subjectively utilizes the above factors in setting compensation for the named executive officers. The Compensation Committee subjectively determines, without the use of performance targets, individual performance in the following areas: increased responsibilities, performance of departments under the executive’s control, leadership, execution of strategic initiatives and decision making abilities. Although financial performance of the Company is a factor in setting executive compensation, financial and other performance targets are not utilized.

The Company’s executive compensation for the named executive officers includes the following components: base salary, annual bonus plan, restricted stock awards, retirement benefits and other benefits.

Salary

Named executive officers are paid a base salary with annual increases at the discretion of the Compensation Committee. In addition to the competitive data outlined above and Company performance, individual factors are also considered in setting base salaries. The Compensation Committee subjectively determines, without the use of performance targets, individual performance in the following areas: increased responsibilities, performance of departments under the executive’s control, leadership, execution of strategic initiatives and decision making abilities. Based on subjective and qualitative considerations, the Compensation Committee granted raises to each of the named executive officers of approximately 3% in fiscal 2012.

Annual Bonus

The Company’s executive compensation program includes an annual non-equity incentive cash bonus designed to reward executive officers for overall Company success and individual performance. The actual bonus amounts earned by the named executive officers are reflected in the Summary Compensation Table in the fiscal year earned, even though these bonus amounts are paid in the subsequent year. The Compensation Committee subjectively determines, without the use of performance targets, individual performance in the following areas: increased responsibilities, performance of departments under the executive’s control, leadership, execution of strategic initiatives and decision making abilities. The bonuses awarded in fiscal 2012 by the Committee, which represents a 15% increase from fiscal 2011, also considered the Company’s 25% increase in net income and 18% increase in EBITDA, excluding nonrecurring items, amid a poor economic environment. Although the annual bonus award is not targeted as a specific percentage of the named executive officer’s base salary, the bonus awards in fiscal 2012 range from 42% to 51% of base salary. In addition, an employment agreement with Mr. Begley requires the Company to pay a retention bonus of a minimum of $75,000 per year, payable one year after such bonus is earned, conditioned on Mr. Begley’s continued employment with the Company.

Equity

Awards based on the Company’s common stock have been granted periodically to the named executive officers and approximately sixty other employees. During fiscal 2011, the Company granted 26,000 restricted shares to each of the named executive officers. Additional information about these awards is included in the tables that follow. The Compensation Committee believes equity awards align the interest of employees with the interest of shareholders. The Company has utilized both restricted share grants and option grants. The last grant of stock options to named executive officers occurred in 1997. The Compensation Committee considers several factors in determining the amounts of stock based awards granted to the named executive officers, including the officer’s level in the organization, individual performance and comparison to compensation levels at similar companies. The Compensation Committee subjectively determines, without the use of performance targets, individual performance in the following areas: increased responsibilities, performance of departments under the executive’s control, leadership, execution of strategic initiatives and decision making abilities.

The Company has historically set the exercise price for stock options as the closing price of the Company’s Class A common stock on the date of grant. Options have generally been granted at the Board of Director’s meeting held in December, which is shortly after the release of first quarter earnings.

The Company does not have specific equity ownership guidelines, although as noted above, all of the named executive officers own a substantial amount of the Company’s common stock.

Retirement Benefits

The Company maintains a defined benefit and a defined contribution plan for its non-union employees. The named executive officers participate in both of these plans, as well as a supplemental executive retirement plan. Additional details regarding retirement benefits available to the named executive officers can be found in the 2012 Pension Benefits Table and the accompanying narrative description that follows this discussion and analysis.

Village also maintains a deferred compensation plan in which the named executive officers, as well as other supervisory employees, are eligible to participate. No officers currently participate in this plan, although one named executive officer previously participated in this plan. This plan is a nonqualified plan under which participants may elect to defer the receipt of a portion of their salary or bonus otherwise payable to them. Compensation deferred bears interest at the actual rate of return earned on the contributed assets, which are invested in mutual funds and thus is not a preferential rate of interest. Deferred amounts are paid out only in cash, in accordance with deferral options selected by the participant at the time the deferral election is made.

Other Benefits

The Company’s group health, dental, vision and life insurance plans are available to eligible full-time and part-time employees. These plans do not discriminate in favor of the named executive officers. Non-employee directors of the Company’s Board of Directors do not participate in these plans. The Company provides the named executive officers, as well as all supervisory personnel, a Company vehicle. The Company provides the named executive officers with long-term disability insurance. There are no other benefits provided to the named executive officers.

The Company believes the perquisites described above are necessary and appropriate in providing competitive compensation to our executive officers.

Employment Agreements

The Company entered into an employment agreement with Mr. Begley dated January 1, 2004. The original agreement expired December 31, 2006, but has been extended through December 31, 2012. Under the agreement, the Company agreed to pay Mr. Begley a base salary and bonus at least equal to that existing on the date of the contract, with increases at least commensurate with the increases granted to the other executive officers of the Company. The Board of Directors may decrease Mr. Begley’s compensation in proportion to decreases commensurate with the other executive officers of the Company. In addition, the Company agreed to pay Mr. Begley a retention bonus of a minimum of $75,000 per year payable one year after such bonus is earned, conditioned on Mr. Begley’s continued employment with the Company. This agreement contains a covenant not to compete with the Company. The agreement includes payments in the event of the termination of Mr. Begley within five years following a change in control. The change in control and termination payment due is calculated as five years of current base salary plus bonus using the previous five years average, less amounts paid subsequent to the change in control. If the change in control and termination had occurred on July 28, 2012, the amount due would be $4,600,000. There are no other severance payments or change in control agreements with named executive officers.

The Company’s equity plans described above provide for accelerated vesting of options and restricted share grants in the event of a change in control of the Company. This potential acceleration applies to all employees receiving grants and does not discriminate in favor of the named executive officers.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to certain executive officers to $1,000,000 annually. Compensation that is “qualified performance-based compensation” generally is not subject to this $1,000,000 deduction limit. The Company’s awards of restricted stock vest solely on the passage of time, are not performance based and, as a result, compensation expense for those awards are not deductible to the extent they exceed $1,000,000.

Financial Statement Restatement

The Company does not have a policy relative to making retroactive adjustments to any incentive compensation paid to the named executive officers where payment was based on the achievement of results that were subsequently the subject of restatement. The Company has never restated its financial statements.

Risk Assessment of Compensation Policies and Practices

The Compensation Committee has assessed the compensation policies and practices for our employees and we have concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. In addition, the Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks.

RESULTS OF 2011 ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

At the 2011 Annual Meeting of Shareholders, we held our first advisory vote on executive compensation. Over 87% of the votes cast were in favor of this advisory proposal. The Committee considered this favorable outcome when deciding to make no material changes in the structure of our compensation programs. The Committee will continue to consider the results from the future advisory votes to be held every three years on executive compensation, in accordance with the advisory vote of Shareholders in 2011.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the Compensation Committee has recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement and incorporated by reference into its annual report on Form 10-K. The report is provided by the following directors, who comprise the committee.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

James Sumas, Chairman

John P. Sumas

Robert Sumas

John J. Sumas

David C. Judge

Steven Crystal

Peter R. Lavoy

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)(1)	Option awards ($)	Non- equity incentive plan compensation ($)	Change in pension value and non- qualified deferred compensation earnings ($)(2)	All other compensation ($)(3)	Total ($)
James Sumas	2012	866,171	367,195	—	—	—	369,880	5,711	1,608,957
Chairman and	2011	841,700	319,300	715,260	—	—	191,902	6,847	2,075,009
CEO	2010	817,942	310,000	—	—	—	870,338	6,807	2,005,087
	2012	588,457	375,863	—	—	—	1,423,534	6,809	2,394,663
Kevin Begley	2011	571,317	336,620	715,260	—	—	565,475	7,959	2,196,631
CFO	2010	554,677	329,000	—	—	—	1,262,480	7,949	2,154,106
Robert Sumas	2012	699,070	309,155	—	—	——	652,213	7,437	1,667,875
President and	2011	678,642	268,830	715,260	—	—	321,370	8,857	1,992,959
COO	2010	659,400	261,000	—	—	—	957,269	8,577	1,886,246
William Sumas	2012	599,457	300,863	—	—	—	1,033,633	5,355	1,939,308
Executive Vice	2011	584,719	261,620	715,260	—	—	637,974	6,945	2,206,518
President	2010	565,642	254,000	—	—	—	1,279,401	6,495	2,105,538
John P. Sumas	2012	603,457	300,863	—	—	—	1,118,927	6,785	2,030,032
Executive Vice	2011	582,281	261,620	715,260	—	—	490,722	7,958	2,057,841
President	2010	568,125	254,000	—	—	—	1,128,469	15,163	1,965,757

(1)	These amounts represent the grant date fair value of restricted share awards granted to the named executive officer with respect to the fiscal year. The compensation for fiscal 2011 is calculated for each named executive officer as 26,000 Class A restricted shares granted on March 18, 2011 times the $27.51 grant price, which was the market value on the date of grant. Restrictions on these shares lapse on March 18, 2014, the third anniversary of the grant, as long as the officer is employed by the Company at that time. Any dividends declared on the Company’s Class A common stock are payable on the restricted shares.

(2)	This amount shows the change in pension value in fiscal 2012. Amounts from the Nonqualified Deferred Compensation Table were omitted since the aggregate earnings amount included no above-market or preferential earnings.

(3)	In accordance with SEC rules, this table omits information regarding group life and health plans that do not discriminate in favor of executive officers of the Company and that are generally available to all salaried employees. The amounts shown in this column include employer costs related to personal use of Company automobiles, which is added to the named executive officers taxable earnings in accordance with IRS rules, long-term disability insurance premiums, and the Company’s matching contribution to our 401(k) Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth information for each named executive officer with respect to each award of restricted stock that was made at any time, had not vested and remained outstanding at July 28, 2012. There were no option awards outstanding for any named executive officer at July 28, 2012; thus that portion of the table is omitted.

Name	Number of shares or units of stock that have not vested (#)(1)	Market value of shares or units of stock that have not vested ($)(1)
James Sumas	26,000	907,920
Kevin Begley	26,000	907,920
Robert Sumas	26,000	907,920
William Sumas	26,000	907,920
John P. Sumas	26,000	907,920

(1)	Restricted shares vest on March 18, 2014. The market value of the Company’s restricted stock was $34.92 per share, the closing market price of the Company’s Class A common stock on July 28, 2012.

PENSION BENEFITS

The following table provides information on pension benefits as of July 28, 2012 for the named executive officers.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)

James Sumas	VSMERP	45	1,063,510	66,345

	SERP	45	3,247,236	—

Kevin Begley	VSMERP	24	707,579	—

	SERP	24	3,799,953	—

Robert Sumas	VSMERP	45	1,286,891	92,477

	SERP	45	3,765,442	—

William Sumas	VSMERP	43	1,093,961	—

	SERP	43	4,260,963	—

John P. Sumas	VSMERP	39	1,150,233	—

	SERP	39	3,690,663	—

(1)	The present value of the accumulated benefit for each named executive officer reflects pension benefits payable at the earliest age the named executive officer may retire without significant benefit reductions, or current age, if later. The same assumptions used in Note 8 to the Village Super Market, Inc. audited financial statements in the 2012 Annual Report and the Management’s Discussion and Analysis included therein are used in calculating the present value of accumulated pension benefits.

The Company maintains a defined benefit pension plan (the Village Super Market Employees Retirement Plan, or “VSMERP”) for employees not covered by a collective bargaining agreement who have been employed with the Company for more than six months and who are over the age of twenty-one. For purposes of determining plan benefits, compensation is the regular base pay of the participant plus bonuses. Effective January 1, 1989, the plan benefit formula was amended. Retirement benefits are equal to the pension accrued to December 31, 1988 plus 1% of average compensation times each year of post-1988 service plus .75% of average compensation in excess of Table II of the 1989 Covered Compensation Table times each year of post-1988 service. Average compensation for post-1988 service is based on the five highest consecutive years’ compensation. Normal retirement date is age 65. Employees are eligible for early retirement upon the attainment of age 55 and the completion of at least 15 years of vested service. Benefits are reduced by  1/15 for each of the first five years the early retirement date precedes normal retirement date and  1/30 for each of the succeeding five years. The Company has never granted any extra years of credited service.

In addition to the defined benefit pension plan described above, the Company adopted the Supplemental Executive Retirement Plan of Village Super Market, Inc. (the “SERP”) effective January 1, 2004 for the named executive officers to compensate for limitations on benefits available through the VSMERP. Participants vest in the SERP benefit at a rate of 20% per year of service beginning in calendar 2004. The retirement benefit at normal retirement date for the SERP is calculated as 50% of the individual’s average compensation during his or her highest sixty consecutive months in the last ten years before retirement, reduced by both the benefit the participant is entitled to receive under the VSMERP and the amount of the participant’s social security benefits.

Normal retirement is defined as the later of age 65 or five years of participation in the SERP. Early retirement is permitted upon the attainment of age 55 and the completion of at least five years of vesting service. Early retirement benefits are subject to a reduction of  1/15 for each of the first five years the early retirement date precedes the normal retirement date and  1/30 for each of the succeeding five years. Covered compensation under the SERP includes all salary and bonuses, whether paid in cash or deferred.

NONQUALIFIED DEFERRED COMPENSATION

The following table provides information on nonqualified deferred compensation for the named executive officers for fiscal 2012.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
James Sumas	—	—	—	—	—
Kevin Begley	—	—	—	—	—
Robert Sumas	—	—	—	—	—
William Sumas	—	—	—	—	—
John P. Sumas	—	—	—	—	—

The named executive officers are eligible to participate in a nonqualified deferred compensation plan under which certain employees may elect to defer the receipt of up to 25% of their salary or 100% of their bonus otherwise payable to them, and thereby defer taxation of the deferred amount until actual payment in future years. Participants may elect to defer payment for a specified number of years or until retirement or termination of employment. Earnings on deferred amounts are allocated to individuals based on the actual performance of the invested funds, which is not a preferential rate.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of James Sumas, who is an executive officer of the Company serving as the Chairman of the Board of Directors and Chief Executive Officer; John P. Sumas, who is an executive officer of the Company serving as Executive Vice President; Robert Sumas, who is an executive officer of the Company serving as President and Chief Operating Officer; John J. Sumas, who is an executive officer of the Company serving as Vice President — General Counsel; and Steven Crystal, Peter Lavoy and David C. Judge, directors of the Company. As noted elsewhere in the Proxy Statement under “Transactions with Related Parties”, James Sumas, Robert Sumas and John P. Sumas, through Sumas Realty Associates, have certain business relationships with the Company. There are no other compensation committee interlocks between the Company and other entities involving the Company’s executive officers and the Company’s Board members who serve as executive officers of such other entities.

DIRECTOR COMPENSATION

The following table describes the fiscal year 2012 compensation for non-employee directors. Employee directors receive no compensation for their Board service.

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)(2)	Option awards ($)(3)	Non-equity incentive plan com- pensation ($)	Change in pension value and nonqualified deferred compensation earnings	All other compensa- tion ($)	Total ($)
Steven Crystal	38,000	—	—	—	—	—	38,000
David C. Judge	38,000	—	—	—	—	—	38,000
Peter R. Lavoy	16,500	24,000	—	—	—	—	40,500
Stephen F. Rooney	18,000	24,000	—	—	—	—	42,000

(1)	These amounts represent the grant date fair value of stock awards with respect to the fiscal year. The above amounts represent the fair value of awards of 842 Class A restricted shares (vesting in 12 months) granted to Mr. Lavoy and Mr. Rooney on December 16, 2011 in lieu of an annual retainer of $24,000.

(2)	Aggregate stock awards outstanding at fiscal year end were 12,842 shares each for Mr. Lavoy and Mr. Rooney, and 12,000 shares for Mr. Crystal and Mr. Judge.

(3)	Aggregate stock options outstanding at fiscal year end were 20,000 shares for Mr. Crystal.

Non-employee directors are currently paid an annual retainer of $20,000 plus fees of $1,500 for each board meeting and $1,500 for each committee meeting attended. Directors who are employees of the Company receive no compensation for services as directors. Each director has the option to receive $24,000 worth of restricted shares with a one year vesting period in lieu of the $20,000 annual cash retainer. In addition, the Company has periodically granted to each of its non-employee directors either options to purchase shares or restricted shares.

TRANSACTIONS WITH RELATED PERSONS

The Company’s supermarket in Chatham, New Jersey is leased from Hickory Square Associates, a limited partnership. The lease is dated April 1, 1986 and expires March 31, 2016. The annual rent under this lease is $640,000. Sumas Realty Associates is a 30% limited partner in Hickory Square Associates. Sumas Realty Associates is a general partnership among the Estate of Perry Sumas, James Sumas, Robert Sumas, William Sumas and John P. Sumas.

All obligations of the Company to Wakefern Food Corporation are personally guaranteed by certain members of the Sumas family.

It is the Company’s policy that the independent directors review and approve any transactions with related persons in excess of $120,000. There were no transactions required to be reviewed or approved in fiscal 2012.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act of 1934 requires the Company’s executive officers and directors to file with the SEC reports of ownership and reports of changes in ownership of Class A stock and Class B stock. Copies of these reports must also be furnished to the Company. Based solely on a review of these filings and written representations from reporting persons, the Company believes that all filing requirements applicable to its executive officers and directors were complied with during fiscal 2012.

SELECTION OF INDEPENDENT AUDITORS

The appointment by the Audit Committee of KPMG LLP as independent auditors to audit the consolidated financial statements of the Company for the fiscal year ending July 27, 2013 is to be submitted at the meeting for ratification or rejection. The consolidated financial statements of the Company for the 2012, 2011 and 2010 fiscal years were audited by KPMG LLP.

Representatives of KPMG LLP are expected to be present at the 2012 Annual Meeting of Shareholders and will be given the opportunity to make a statement if they wish to do so and will be available to respond to appropriate questions.

Although ratification by the stockholders of the appointment of independent auditors is not required, the Audit Committee will reconsider its appointment of KPMG LLP if such ratification is not obtained. Ratification shall require a majority of the votes cast.

The Board recommends that the shareholders vote FOR the ratification of KPMG LLP as the Company’s independent auditors for fiscal 2013.

SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

Any proposal that a shareholder intends to present at the Company’s 2013 Annual Meeting of Shareholders, presently scheduled to be held on December 13, 2013, and requests to be considered for inclusion in the Company’s Proxy Statement for the 2013 Annual Meeting, must be received by the Company no later than July 1, 2013. Such requests should be made in writing and sent to the Secretary of the Company, Village Super Market, Inc., 733 Mountain Avenue, Springfield, New Jersey 07081.

OTHER MATTERS

The Company will furnish a copy of its Annual Report on Form 10-K for the year ended July 28, 2012, without exhibits, without charge to each person who forwards a written request, including a representation that he was a record or beneficial holder of the Company’s Common Stock on October 12, 2012. Requests are to be addressed to Secretary, Village Super Market, Inc., 733 Mountain Avenue, Springfield, New Jersey 07081.

All expenses incurred in connection with the preparation and circulation of this Proxy Statement in an amount that would normally be expended in connection with an Annual Meeting in the absence of a contest will be paid by the Company. No solicitation expenses will be incurred. Management does not know of any other business that will be presented at the Annual Meeting.

By order of the Board of Directors,

NICHOLAS SUMAS,

Secretary

October 29, 2012

ANNUAL MEETING OF SHAREHOLDERS OF

VILLAGE SUPER MARKET, INC.

December 14, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=12706

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i	Please detach along perforated line and mail in the envelope provided.	i

■	21130000000000000000 9			121412

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
					FOR	AGAINST	ABSTAIN
1. Election of Directors for the Company’s Board of Directors listed below:				2. Ratification of KPMG LLP as the independent registered public accounting firm for fiscal 2013.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	O James Sumas O Robert Sumas O William Sumas O John P. Sumas O Kevin Begley O Nicholas Sumas O John J. Sumas O Steven Crystal O David C. Judge O Peter R. Lavoy O Stephen F. Rooney		To transact any other business which may properly come before the meeting or any adjournment thereof.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES			This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for Proposals 1 and 2.
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

■	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■

	☐	■

	VILLAGE SUPER MARKET, INC. 733 Mountain Avenue, Springfield, New Jersey 07081
	THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

	The undersigned hereby appoints Kevin Begley and Nicholas Sumas and each of them, proxies for the undersigned, with full power of substitution, to vote as if the undersigned were personally present at the Annual Meeting of the Shareholders of Village Super Market, Inc. (the “Company”), to be held at the offices of the Company, 733 Mountain Avenue, Springfield, New Jersey on Friday, December 14, 2012, at 10:00 A.M. and at all adjournments thereof, the shares of stock of said Company registered in the name of the undersigned. The undersigned instructs all such proxies to vote such shares as indicated on the reverse side upon the following matters, which are described more fully in the accompanying proxy statement.

	(Continued and to be signed on the reverse side)

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